Exhibit 99.1

ALTAIR NANOTECHNOLOGIES REPORTS RECORD
FIRST QUARTER REVENUE

Company Records First Million Dollar Quarter

RENO, NV - May 12, 2005 - Altair Nanotechnologies, Inc. (NASDAQ: ALTI), a leading supplier of advanced ceramic nanomaterial products and technology, today reported financial results for the first quarter ended March 31, 2005.

Total revenues increased by 635 percent, to over $1 million for the first quarter of 2005, when compared to the first quarter of 2004 which recorded revenues of $139,749. First quarter revenues in 2005 almost equal the entire annual revenues of $1.2 million reported for fiscal 2004 ended December 31, 2004.

“I’m pleased to report that Altair achieved its first million dollar revenue quarter as we continue to commercialize products and technologies from project efforts in our research and development labs,” said Altair CEO and President Dr. Alan J. Gotcher. “Altair is building momentum, and we expect additional announcements relating to product roll-outs in the coming months.”

For the quarter ended March 31, 2005, Altair reported a net loss of $2.2 million, representing a net loss per common share of $0.04, as compared to a net loss of $1.7 million, or $0.04 per common share in the first quarter of 2004. Operating expenses for the first quarter 2005 increased in comparison with first quarter 2004 due to two one time expenses: 1) An increase in non-cash stock option compensation expense of approximately $532,000; and 2) A one-time $500,000 marketing and sales consulting fee made in connection with the RenaZorb™ licensing agreement. Investment in research and development for enhancement and expansion of products increased in the first quarter 2005 by $389,000 to $781,535.

“We are pleased with the strength of our balance sheet,” commented Dr. Gotcher. “With the placement of our common stock and the exercise of warrants and options during the first quarter, our cash position as of May 12, 2005 increased significantly to $30.3 million.”

“Revenue growth is expected to continue during 2005, as new products and programs are introduced,” continued Gotcher. “We believe there will be continued improvement in operating results, with operating expenses rising only slightly during the year as a result of higher regulatory expenses and increased investment in product research and development.”

Please join Altair’s management for a financial results and project update conference call today, May 12, 2005 at 11:00 AM Eastern. The dial-in number is 888.245.7013.

ALTAIR NANOTECHNOLOGIES INC.

Altair Nanotechnologies, through product innovation, is a leading supplier of advanced ceramic nanomaterial product and technology worldwide. Altair Nanotechnologies has assembled a unique team of material scientists which, coupled with collaborative ventures with industry partners and leading academic centers, has pioneered an impressive array of intellectual property and product achievements.

Altair Nanotechnologies has developed robust proprietary technology platforms for manufacturing a variety of crystalline and non-crystalline nanomaterials of unique structure, performance, quality and cost. The company has a scalable manufacturing capability to meet emerging nanomaterials demands, with capacity today to produce hundreds of tons of nanomaterials.

The company is organized into two divisions: Life Sciences and Performance Materials. The Life Sciences Division is pursuing market applications in pharmaceuticals, drug delivery, dental materials, cosmetics and other medical markets. The Performance Materials Division is pursuing market applications in Advanced Materials for paints and coatings; titanium metal manufacturing, catalysts and water treatment; and alternative energy. For additional information on Altair and its nanomaterials, visit www.altairnano.com.

Altair Nanotechnologies, Inc.®, Altair NanomaterialsTM, AltairnanoTM, TiNano®, RenaZorbTM, NanoCheckTM, TiNano SpheresTM and the Hydrochloride Pigment ProcessTM are trademarks or registered trademarks of Altair Nanotechnologies, Inc.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that Altair’s cash and non-cash expenses will significantly rise during the following year as a result of unforeseen events; that Altair’s revenue will not continue to grow at projected rates, at rates consistent with past growth or at all due to cancellation or expiration of existing revenue-generating contracts, cancellations and/or delays with respect to expected product roll-outs or announcements or other failures and a failure to attract revenue from new sources; that, due to unexpected expenses, Altair will be unable to meet its financial obligations; and that, even if Altair’s revenues continue to grow, such growth will not exceed the growth of expenses and, as a result, Altair will never generate a net profit. In general, Altair is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

Tables Follow

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current Assets	$32,010,708	$8,040,037

Investment in available for sale securities	597,000	-

Property, Plant and Equipment, net	6,555,191	6,513,907

Patents, net	953,673	974,877

Other Assets	18,200	18,200

Total Assets	$40,134,772	$15,547,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$1,903,382	$376,773

Note Payable, Long-Term Portion	2,331,011	2,880,311

Stockholders' Equity	35,900,379	12,289,937

Total Liabilities and Stockholders' Equity	$40,134,772	$15,547,021

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenues
License fees	$695,000	$-
Product sales	23,108	1,622
Commercial collaborations	96,266	117,671
Contracts and grants	213,206	20,456
Total revenues	1,027,580	139,749
Operating Expenses	3,325,584	1,822,763
Loss from Operations	2,298,004	1,683,014
Other (Income) Expense	(52,045)	27,743

Net Loss	$2,245,959	$1,710,757

Loss per common share - Basic and diluted	$0.04	$0.04

Weighted average shares - Basic and diluted	54,237,653	47,333,219

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